Exhibit 21

Subsidiaries of Alliant Techsystems Inc.
as of March 31, 2005

All subsidiaries listed below are 100% owned except where noted.

State of
Subsidiaries			Incorporation or Organization

•	Alliant Holdings LLC		Delaware
	•	Alliant Ammunition and Powder Company LLC	Delaware
		• New River Energetics, Inc.	Delaware
		• Alliant Ammunition Systems Company LLC	Delaware
	•	Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
	•	ATK Commercial Ammunition Company Inc.	Delaware
		• Federal Cartridge Company	Minnesota
		• Ammunition Accessories Inc.	Delaware
	•	ATK Ordnance and Ground Systems LLC	Delaware
	•	ATK Tactical Systems Company LLC	Delaware
	•	ATK Missile Systems Company LLC	Delaware
	•	ATK Thiokol Inc.	Delaware
	•	ATK Elkton	Delaware
	•	Alliant Southern Composites Company LLC	Delaware
•	GASL, Inc.		New York
•	Micro Craft Inc.		Tennessee
•	Composite Optics, Incorporated		California
	•	COI Ceramics, Inc. (59% ownership)	California
•	Mission Research Corporation		California
•	Pressure Systems, Inc.		Delaware
	•	AEC – Able Engineering Company, Inc.	California
	•	Programmed Composites Inc.	California
•	ATK Insurance Company		Vermont